NEW ISSUE: Bank of Montreal’s Autocallable Buffer Enhanced Return Notes Linked to a Basket of Two Equity Indices These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: ELN - 3316 Issue: 06376CB62 CUSIP: Approximately 2 Years Term: Please see page 3 for additional information about the terms included on this cover page and on page 2, and how your investme nt may be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relate s ( see hyperlink below). 1 SEC File No. 333 - 264388 | November 13, 2024 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated November 13, 2024, the Product Supplement dated September 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022. DATES November 15, 2024 Offering Period Closes: On or about November 15, 2024 Pricing Date: On or about November 20, 2024 Settlement Date: On or about November 17, 2026 Valuation Date: On or about November 20, 2026 Maturity Date: INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for leveraged participation in any upside performance of the B ask et, while offering limited downside protection against a slight to moderate decline in the Basket over the term of the notes. As such, the notes may be suitable for investo rs with a bullish view of the Basket over the term of the notes. The performance of the notes may not be consistent with the investment objective. Closing Basket Component Level Initial Basket Component Level Weighting Percentage Bloomberg Ticker Basket Component On any trading day during the term of the notes, with respect to each Basket Component, its closing level on such day. With respect to each Basket Component, its closing level on the Pricing Date. 50.00% RTY The Russell 2000 ® Index 50.00% MID The S&P MidCap 400 ® Index TERMS On November 21, 2025, if the Basket Closing Level is greater than or equal to its Call Level, the notes will be automatically re deemed. No further amounts will be owed to you under the notes and you will not participate in any positive performance of the Basket . Automatic Redemption: If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their princi pal amount plus the applicable Call Amount. Payment upon Automatic Redemption: Observation Date, Call Settlement Date and Call Amount: If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Basket: If the Final Level of the Basket is greater than or equal to its Initial Level, then the amount that investors will receive a t m aturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 x Percentage Change x Upside Leverage Factor) If the Final Level of the Basket is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return. If the Final Level of the Basket is less than its Buffer Level, then the amount that investors will receive at maturity for e ach $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x ((Percentage Change + Buffer Percentage) x Downside Leverage Factor)] In this case, investors will lose approximately 1.1111% of their principal for each 1% that the Final Level of the Basket dec lin es from its Initial Level in excess of 10.00%. You may lose all of the principal amount of your notes. Payment at Maturity: 125.00% Upside Leverage Factor: A percentage equal to the quotient of 100% divided by 90% (approximately 111.11%) Downside Leverage Factor: 90.00, which is 90% of the Initial Level Buffer Level: 10.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Basket does not dec rease by more than 10.00% over the term of the notes. If the Final Level of the Basket is less than its Buffer Level, you will receive le ss than the principal amount of your notes at maturity and you could lose up to 100.00% of the principal amount of your notes. Buffer Percentage: 100.00% of the Initial Level. Call Level: 100.00 Initial Level: The Basket Closing Level on the Valuation Date. Final Level: On any day, the Basket Closing Level will be calculated as (a) the Initial Level multiplied by (b) the sum of ( i ) 1 plus (ii) the sum of the products of each Component Change multiplied by its Weighting Percentage. Basket Closing Level: The Percentage Change of the Basket, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Percentage Change: With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: (Closing Basket Component Level - Initial Basket Component Level) / Initial Basket Component Level Component Change: Potential Call Settlement Date Call Amount (per Note) Observation Date November 26, 2025 $109.00 November 21, 2025 REFERENCE ASSET The Reference Asset is an equally weighted basket consisting of the following indices (the “Basket” and the underlying indice s, the “Basket Components”): CITIGROUP GLOBAL MARKETS INC.

2 Investors in these notes could lose a substantial portion of their investment at maturity if there has been a decline in the market value of the Basket and the Final Level of the Basket is less than its Buffer Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Principal at Risk: The notes will not be listed on any securities exchange. Although not obligated to do so, Citigroup Global Markets Inc. (“Citigroup”) or one of our or their affiliates, plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to 100% of the principal amount of your notes. If the Final Level of the Basket is less than its Buffer Level, you will lose approximately 1.1111% of the principal amount for each 1% that the Final Level of the Basket is less than its Initial Level in excess of the Buffer Percentage. • Changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. • Your notes are subject to automatic early redemption. If the notes are automatically redeemed, your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Basket. If the notes are not automatically redeemed, your return may be less than if the notes were automatically redeemed and may be negative. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our, Citigroup’s or one or more of our or their affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • Owning the notes is not the same as a hypothetical direct investment in the Basket or the Basket Components or a security directly linked to the Basket or Basket Components. • No shareholder rights or right to delivery of shares of any company included in the Basket Components. • Changes that affect a Basket Component will affect the market value of the notes, whether the notes will be automatically called, and the amount you will receive at maturity. • We have no affiliation with any index sponsor of any Basket Component and will not be responsible for any index sponsor's actions. • You must rely on your own evaluation of the merits of an investment linked to the Basket. • The notes will not be listed on any securities exchange. We, Citigroup or one or more of our or their affiliates may offer to purchase the notes in the secondary market, but none of us, Citigroup or any of our or their affiliates is required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We, Citigroup, or any of our or their affiliates have carried out or may carry out hedging and trading activities related to the notes that could adversely affect the payment on the notes. • An investment in the notes is subject to risks associated with investing in small - capitalization and mid - capitalization companies. Selected Risk Considerations:

3 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1, 000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Upside Leverage Factor of 125.00%, a Downside Lev erage Factor of approximately 111.11%, a hypothetical Buffer Level of 90.00 (90.00% of the hypothetical initial level), a range of hyp othetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automa tic ally redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Basket. If the not es are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the a ppl icable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the Call Amount. You may lose some or a signific ant portion of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay i n connection with your purchase of the notes. Hypothetical Final Level of the Basket Hypothetical Final Level of the Basket Expressed as a Percentage of the Initial Level Hypothetical Payment at Maturity Hypothetical Return on the Notes 200.00 200.00% $2,250.00 125.00% 180.00 180.00% $2,000.00 100.00% 160.00 160.00% $1,750.00 75.00% 140.00 140.00% $1,500.00 50.00% 120.00 120.00% $1,250.00 25.00% 100.00 100.00% $1,000.00 0.00% 95.00 95.00% $1,000.00 0.00% 90.00 90.00% $1,000.00 0.00% 89.99 89.99% $999.89 -0.01% 80.00 80.00% $888.89 -11.11% 60.00 60.00% $666.67 -33.33% 40.00 40.00% $444.44 -55.56% 20.00 20.00% $222.22 -77.78% 0.00 0.00% $0.00 -100.00%

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated November 13, 2024 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to the m in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates . Information about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated November 13, 2024: https://www.sec.gov/Archives/edgar/data/927971/000183988224038826/bmo3316_fwp - 23135.htm • Product Supplement dated September 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4